                               EXHIBIT NO. (8)(B)
                  REVISED SCHEDULES TO THE CUSTODIAN AGREEMENT

                                   SCHEDULE C

PORTFOLIO                                                     INCEPTION DATE
---------                                                     --------------
Schwab International Index Fund                               September 9, 1993

Schwab Small Cap Index Fund                                   December 2, 1994

Schwab Asset Director Fund - High Growth                      November 15, 1995

Schwab Asset Director Fund - Balanced Growth                  November 15, 1995

Schwab Asset Director Fund - Conservative Growth              November 15, 1995


                                            SCHWAB CAPITAL TRUST

                                 BY:    /s/ William J. Klipp
                                        -------------------------
                                 NAME:  William J. Klipp
                                 TITLE: Senior Vice President and Chief
                                        Operating Officer


                                 STATE STREET BANK AND TRUST COMPANY

                                 BY:    /s/ Matthew Karstetter
                                        -------------------------
                                 NAME:  Matthew Karstetter
                                 TITLE: Vice President

                          STATE STREET BANK AND TRUST

                                  FEE SCHEDULE

                      SCHWAB ASSET DIRECTOR - HIGH GROWTH
                    SCHWAB ASSET DIRECTOR - BALANCED GROWTH
                  SCHWAB ASSET DIRECTOR - CONSERVATIVE GROWTH

-------------------------------------------------------------------------------

I.    ADMINISTRATION

Custody, Portfolio and Fund Accounting Service - Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value daily. Provide selected general ledger reports. Market value quotations will be provided via State Street's Automated Pricing Service.

The administration fee shown below is an annual charge, billed and payable monthly, based on average monthly net assets.

Fund Net Assets                                       Annual fees
---------------                                       -----------
                                                   (in basis points)
First $50 Million                                          3
Next  $50 Million                                          2
Excess over $100 Million                                   1

II.      GLOBAL CUSTODY - COMPRISED OF ASSET CHARGES AND TRANSACTION CHARGES

         Asset charges all foreign locations
         (in Basis Points)

First $50 Million                                            7 Basis Points
Over  $50 Million                                            5 Basis Points

Transaction Charges
(all foreign equity and bond trades)                         $28.00

III.     PORTFOLIO TRADES - FOR EACH LINE ITEM PROCESSED

State Street Bank Repos                                      $ 7.00
DTC or Fed Book Entry                                        $10.00
New York Physical Settlements                                $20.00
Maturity Collections                                         $ 8.00
PTC Purchase, Sale, Deposit or Withdrawal                    $20.00

All other trades                                             $16.00
IV.      OPTIONS

Option charge for each option written or
closing contract, per issue, per broker                      $25.00

Option expiration charge, per issue, per broker              $15.00

Option exercised charge, per issue, per broker               $15.00

V.       INTEREST RATE FUTURES

Transactions--no security movement                           $ 8.00

VI.      HOLDINGS CHARGE

For each issue maintained--monthly charge                    $ 1.00

VII.     PRINCIPAL REDUCTION PAYMENTS

Per Paydown                                                  $10.00

VIII.    DIVIDEND CHARGES (For items held at the Request of
Traders over ecord date in street form)                      $50.00

IX.      SPECIAL SERVICES
Fees for activities of a non-recurring nature such as fund onsolidations or reorganzations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for automated pricing, yield calculation and other special item will be negotiated separately.

X.       AUTOMATED PRICING

Monthly base fee per portfolio                               $375.00

Monthly Quote Charge (based on the average number of positions in the portfolio at month end)

- Municipal Bonds via Muller Data                            $ 16.00
- Municipal Bonds via Kenny Information Systems              $ 16.00
- Government, Corporate and Convertible Bonds via
  Merrill Lynch                                              $ 11.00
- Corporate and Government Bonds via Muller Data             $ 11.00
- Options, Futures and Private Placements                    $  6.00
- Foreign Equities and Bonds via Extel Ltd.                  $  6.00
- Listed Equities, DTC Equities, and Bonds                   $  2.00

- Corporate, Municipal, Convertible and Government
  Bonds, Adjustable Rate Preferred Stocks via IDSI           $  6.00

XI.      BALANCE CREDITS

A balance credit will be applied against the custody fee above based on the 90 day T-Bill rate adjusted by the current Federal Reserve requirements. The rate will be utilized against the average collected balances in the Custody Demand Deposit Account maintained at State Street. Excess balance credits will be carried forward from month to month until December 31st.

XII.     OUT-OF-POCKET EXPENSES

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

Telephone
Wire Charges ($5.25 per wire in and $5.00 out)
Postage and Insurance
Courier Service
Duplicating
Legal Fees
Supplies Related to Fund Records
Rush Transfers--$8.00 Each
Transfer Fees
Sub-Custodian Charges
Price Waterhouse Audit Letter
Federal Reserve Fee for Return Check items over $2,500 - $4.25
GNMA Transfer - $15.00 each
PTC Deposit/Withdrawal for same day turnarounds - $50.00


SCHWAB ASSET DIRECTOR - HIGH GROWTH               STATE STREET BANK & TRUST CO.
SCHWAB ASSET DIRECTOR - BALANCED GROWTH
SCHWAB ASSET DIRECTOR - CONSERVATIVE GROWTH

BY:    /s/ William J. Klipp                       BY:    /s/ Matthew Karstetter
       -------------------------                         ----------------------
TITLE: Senior Vice President and                  TITLE: Vice President
       Chief Operating Officer
DATE:  October 6, 1995                            DATE:  9/28/95